Exhibit 99.1

Dorman Products, Inc. Reports Third Quarter 2022 Results

Highlights (All comparisons to the prior year period unless otherwise noted):

•	Net sales of $413.5 million, up 19% compared to $348.4 million
•	Diluted earnings per share (“EPS”) of $0.97, down 7% compared to $1.04
•	Adjusted diluted EPS* of $1.17, down 1% compared to $1.18
•	Completed acquisition of SuperATV, expanding into the powersports aftermarket
•	Updated fiscal 2022 guidance, including the addition of SuperATV

COLMAR, PA (October 24, 2022) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the motor vehicle aftermarket industry, today announced its financial results for the third quarter ended September 24, 2022.

Third Quarter Financial Results

The Company reported third quarter 2022 net sales of $413.5 million, up 19% compared to net sales of $348.4 million in the third quarter of 2021. The growth in net sales reflects a continuation of favorable underlying industry dynamics across all customer channels, successful new product launches, the addition of Dayton Parts, and price increases to offset inflationary costs. Net sales growth excluding Dayton Parts was 8% compared to the third quarter of 2021.

Gross profit was $131.9 million in the third quarter of 2022, or 31.9% of net sales, compared to $116.9 million, or 33.5% of net sales for the same quarter last year. Adjusted gross margin* was 32.0% in the third quarter of 2022 compared to 34.4% in the same quarter last year. The decline in gross margin as a percentage of net sales is largely due to broad-based inflationary cost pressures. The Company implemented price increases and cost-savings initiatives to offset these costs, which maintained gross profit dollars but resulted in a lower gross margin percentage.

Selling, general and administrative (“SG&A”) expenses were $89.8 million, or 21.7% of net sales, in the third quarter of 2022 compared to $72.7 million, or 20.9% of net sales, for the same quarter last year. The increase in SG&A expenses as a percentage of sales was due primarily to higher factoring expense, amortization of intangibles and transaction-related expenses, partially offset by improved leverage from the increase in net sales and lower wages and benefits expenses. Adjusted SG&A expenses* were $82.3 million, or 19.9% of net sales, in the third quarter of 2022 compared to $70.4 million, or 20.2% of net sales, in the same quarter last year. The decrease in adjusted SG&A expenses* as a percentage of net sales was due primarily to improved leverage from the increase in net sales and lower wages and benefits expenses, partially offset by the impact of higher interest rates on factoring expenses.

Income tax expense was $9.1 million, or 22.9% of income before income taxes, compared to $10.4 million, or 24.0% of income before income taxes, in the same quarter last year. The decrease in the effective tax rate was due to favorable discrete items in the quarter, partially offset by higher Canadian income tax associated with the Canadian operations acquired as part of the Dayton Parts acquisition.

Net income for the third quarter of 2022 was $30.6 million, or $0.97 per diluted share, compared to $33.1 million, or $1.04 per diluted share, in the prior year quarter. Adjusted net income* in the third quarter of 2022 was $37.0 million, or $1.17 per diluted share, compared to $37.6 million, or $1.18 per diluted share, in the prior year quarter. In addition to the factors described above, net income for the third quarter of 2022 was also impacted by an additional $1.6 million of net interest expense. The higher expense in comparison to the third quarter of 2021 was primarily from a full quarter of outstanding borrowings in 2022 under our revolving credit facility, used to complete the acquisition of Dayton Parts in August 2021, compared to a partial period of outstanding borrowings in the prior year quarter. Additionally, interest expense was negatively impacted by significantly higher interest rates in the current quarter.

After the close of the third quarter, Dorman completed the acquisition of SuperATV, expanding Dorman’s product offering into the innovative and rapidly growing powersports aftermarket. The Company acquired the business for $490 million in cash at closing, plus a two-year earnout of up to $100 million in the aggregate based on the achievement of 2023 and 2024 performance targets. Adjusted for approximately $45 million of estimated tax benefits, the transaction value is $445 million, excluding the potential earn-out. The transaction was financed with a five-year $500 million incremental term loan obtained in connection with an amendment to the Company’s existing credit agreement. As of the October 4, 2022 closing date of the transaction, the Company’s total net leverage ratio, as defined in the amended credit agreement, was estimated to be approximately 2.3x, with approximately $360 million remaining available for borrowing under its revolving credit facility.

As of the end of the third quarter, the Company was in the final stages of opening a new distribution center in Whiteland, Indiana, which is expected to begin shipping products in late October. The facility is approximately 830,000 square feet, making it one of Dorman’s largest distribution centers and significantly increasing the Company’s fulfillment capacity to accommodate future growth plans. Dorman expects to see enhanced efficiencies and improved shipping times from this facility by leveraging a state-of-the-art warehouse management system and automation technology. The Company incurred $1.9 million of start-up costs in the quarter related to the opening of the new distribution center. The Company also has begun to retrofit other key distribution centers with state-of-the-art automation, which the Company expects will facilitate a lower cost to serve, greater flexibility and an enhanced customer experience.

Kevin Olsen, Dorman’s President and Chief Executive Officer, stated, “We are encouraged by the continued strength in the underlying markets we serve, driving strong topline growth. Fundamentals across the vehicle aftermarket remain strong, as vehicle miles driven continue to increase, the average age of vehicles continues to rise, the number of cars in the 8 to 13-year-old sweet spot for the aftermarket continues to grow, and the lack of availability of new vehicles benefits the aftermarket. Based on these favorable trends, we are optimistic about the future demand profile of the aftermarket.

“Inflationary cost pressures, however, have a more mixed outlook. The rapidly increasing interest rates continue to weigh on our results (negatively impacting diluted EPS by approximately $0.17 for the quarter due to higher factoring expense) and are challenging to manage due to their immediate impact. Conversely, we are encouraged by signs of global supply chain constraints easing, which we expect will lead to significantly lower ocean freight and commodity costs that will be reflected in future quarter results, and should result in margin improvements.

“During the third quarter, we continued to drive market-leading product innovation across our business. We launched numerous new OE FIX™ products, including an upgraded window regulator for certain electric vehicles, a pre-programmed fuel pump driver module, and a power band clamp for millions of Ram trucks. Our OE FIX products are re-engineered to increase reliability and improve the repair experience for our end customers and technicians alike.”

Mr. Olsen added, “Continuing with the themes of growth and innovation, we are particularly pleased to have closed on the SuperATV acquisition just a few weeks ago. While SuperATV will largely operate independently from our light-, medium- and heavy-duty automotive business, it fits with our strategy of diversifying into high-growth, adjacent markets. With a similar, innovation-focused culture, we are excited to expand upon their extensive portfolio of widely recognized brands and proprietary products to drive growth in the powersports aftermarket.”

2022 Guidance

The Company is updating its full-year 2022 guidance, detailed in the table below, which includes the impact of the SuperATV acquisition for the remainder of the year, which we expect will add approximately $50 million in net sales and low-single-digit cents per share in Adjusted Diluted EPS*. This guidance excludes any potential impacts from future acquisitions, further supply chain disruptions, or share repurchases.

Mr. Olsen stated, “We have incurred significantly higher factoring expenses due to continued and aggressive actions by the Federal Reserve to raise interest rates. This has led to higher costs in the third quarter than we anticipated and will negatively impact fourth quarter results as well. Rising interest rates present a challenge for us as expenses related to higher rates are immediately recognized in the period they are incurred, while the impact of our actions to mitigate these expenses are expected to occur in future periods.  While we expect to offset the impact of higher interest rates through pricing and cost-saving initiatives, we also expect continued timing lags in offsetting these higher expenses and have lowered EPS guidance to reflect this impact. Despite these challenges, we remain very optimistic about the future against a backdrop of strong consumer demand for our current products and our pipeline of innovative new products, and by the easing of inflationary pressures, particularly on ocean freight, commodity pricing and a strengthened U.S. dollar.”

	Updated 2022 Fiscal Year	Previous 2022 Fiscal Year
Net Sales	$1,650 - $1,690 million	$1,600 - $1,640 million
Growth vs. 2021	23% - 26%	19% - 22%
Adjusted Diluted EPS*	$4.70 - $4.90	$5.00 - $5.20
Growth vs. 2021	1% - 6%	8% - 12%
Tax Rate Estimate	22.5%	22.5%

Share Repurchases

Dorman repurchased 14,700 shares of its common stock for $1.5 million at an average share price of $103.57 during the quarter ended September 24, 2022. As of September 24, 2022, the Company had $228.0 million remaining under its prior share repurchase authorization.

About Dorman Products

Dorman gives professionals, enthusiasts and owners greater freedom to fix motor vehicles. For over 100 years, we have been driving new solutions, releasing tens of thousands of aftermarket replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a pioneering global organization offering an always-evolving catalog of products, covering cars, trucks and specialty vehicles, from chassis to body, from underhood to undercarriage, and from hardware to complex electronics.

*Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached. A reconciliation of 2022 fiscal year adjusted diluted EPS to diluted EPS is not provided because the Company is unable to do so without unreasonable effort because of the potential impact of purchase accounting related to the acquisition of SuperATV. Although the effects of purchase accounting are generally excluded for purposes of the Company’s measure of adjusted diluted EPS, these effects could have a significant effect on diluted EPS calculated in accordance with GAAP.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to net sales, diluted and adjusted diluted earnings per share, gross profit, gross margin, adjusted gross margin, SG&A, adjusted SG&A, income tax expense, income before income taxes, net income, cash and cash equivalents, indebtedness, liquidity, the Company’s share repurchase program, the Company’s outlook and distribution facility costs and productivity initiatives. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date such statements were made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control). Such risks, uncertainties and other factors relate to, among other things: the impacts of COVID-19; competition in and the evolution of the motor vehicle aftermarket industry; changes in our relationships with, or the loss of, any customers or suppliers; our ability to develop, market and sell new and existing products; our ability to anticipate and meet customer demand; our ability to purchase necessary materials from our suppliers and the impacts of any related logistics constraints; financial and economic factors, such as our level of indebtedness, fluctuations in interest rates and inflation; political and regulatory matters, such as changes in trade policy, the imposition of tariffs and climate regulation; our ability to protect our intellectual property and defend against any claims of infringement; and our ability to protect our information security systems and defend against cyberattacks. Please refer to “Statement Regarding Forward-Looking Statements” and “Item 1A. Risk Factors” located in Part I of our in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2021 filed with the Securities and Exchange Commission (“SEC”), as updated by our subsequent filings with the SEC, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. The Company is under no obligation to, and expressly disclaims any such obligation to, update any of the information in this document, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

Michael P. Dickerson

Vice President, Investor Relations and Risk Management

mdickerson@dormanproducts.com

(517) 667-4003

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	09/24/22	Pct.*	09/25/21	Pct. *
Net sales	$413,470	100.0	$348,426	100.0
Cost of goods sold	281,559	68.1	231,572	66.5
Gross profit	131,911	31.9	116,854	33.5
Selling, general and administrative expenses	89,814	21.7	72,663	20.9
Income from operations	42,097	10.2	44,191	12.7
Interest expense, net	2,344	0.6	733	0.2
Other expense (income), net	65	0.0	(95)	(0.0)
Income before income taxes	39,688	9.6	43,553	12.5
Provision for income taxes	9,087	2.2	10,449	3.0
Net income	$30,601	7.4	$33,104	9.5

Diluted earnings per share	$0.97		$1.04

Weighted average diluted shares outstanding	31,545		31,842

	Nine Months Ended		Nine Months Ended
(unaudited)	09/24/22	Pct.*	09/25/21	Pct. *
Net sales	$1,232,468	100.0	$947,073	100.0
Cost of goods sold	825,792	67.0	615,574	65.0
Gross profit	406,676	33.0	331,499	35.0
Selling, general and administrative expenses	268,400	21.8	205,049	21.7
Income from operations	138,276	11.2	126,450	13.4
Interest expense, net	5,140	0.4	918	0.1
Other income, net	(130)	(0.0)	(334)	(0.0)
Income before income taxes	133,266	10.8	125,866	13.3
Provision for income taxes	29,553	2.4	28,414	3.0
Net income	$103,713	8.4	$97,452	10.3

Diluted earnings per share	$3.29		$3.04

Weighted average diluted shares outstanding	31,561		32,039

* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)	09/24/22	12/25/21
Assets
Current assets:
Cash and cash equivalents	$35,435	$58,782
Accounts receivable, less allowance for doubtful accounts of $1,388 and $1,326	433,229	472,764
Inventories	677,898	531,988
Prepaids and other current assets	30,456	13,048
Total current assets	1,177,018	1,076,582
Property, plant and equipment, net	122,106	114,864
Operating lease right-of-use assets	92,440	59,029
Goodwill	195,725	197,332
Intangible assets, net	169,046	178,809
Other assets	44,873	46,503
Total assets	$1,801,208	$1,673,119
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$199,180	$177,389
Accrued compensation	15,523	26,636
Accrued customer rebates and returns	199,779	188,080
Revolving credit facility	229,360	239,360
Other accrued liabilities	30,036	33,583
Total current liabilities	673,878	665,048
Long-term operating lease liabilities	83,983	52,443
Other long-term liabilities	5,159	4,916
Deferred tax liabilities, net	17,147	17,976
Commitments and contingencies
Shareholders' equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 31,419,392 and 31,607,509 shares issued and outstanding in 2022 and 2021, respectively	314	316
Additional paid-in capital	85,374	77,451
Retained earnings	939,208	856,409
Accumulated other comprehensive loss	(3,855)	(1,440)
Total shareholders' equity	1,021,041	932,736
Total liabilities and shareholders' equity	$1,801,208	$1,673,119

Selected Cash Flow Information (unaudited):

	Three Months Ended		Nine Months Ended
(in thousands)	09/24/22	09/25/21	09/24/22	09/25/21
Cash (used in) provided by operating activities	$(8,042)	$38,514	$29,344	$77,601
Depreciation, amortization and accretion	$11,531	$8,081	$31,131	$24,931
Capital expenditures	$7,680	$5,121	$23,780	$15,274

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.

Adjusted Net Income:

	Three Months Ended		Nine Months Ended
(unaudited)	9/24/22*	9/25/21*	9/24/22*	9/25/21*
Net income (GAAP)	$30,601	$33,104	$103,713	$97,452
Pretax acquisition-related intangible assets amortization [1]	2,993	1,213	8,988	2,815
Pretax acquisition-related transaction and other costs [2]	4,851	4,100	9,537	8,175
Tax adjustment (related to above items) [3]	(1,451)	(856)	(3,925)	(2,187)
Adjusted net income (Non-GAAP)	$36,994	$37,561	$118,313	$106,255

Diluted earnings per share (GAAP)	$0.97	$1.04	$3.29	$3.04
Pretax acquisition-related intangible assets amortization [1]	0.09	0.04	0.28	0.09
Pretax acquisition-related transaction and other costs [2]	0.15	0.13	0.30	0.26
Tax adjustment (related to above items) [3]	(0.05)	(0.03)	(0.12)	(0.07)
Adjusted diluted earnings per share (Non-GAAP)	$1.17	$1.18	$3.75	$3.32

Weighted average diluted shares outstanding	31,545	31,842	31,561	32,039

* Amounts may not add due to rounding.

See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted Gross Profit:

	Three Months Ended		Three Months Ended
(unaudited)	09/24/22	Pct.**	09/25/21	Pct.**
Gross profit (GAAP)	$131,911	31.9	$116,854	33.5
Pretax acquisition-related transaction and other costs [2]	289	0.1	3,056	0.9
Adjusted gross profit (Non-GAAP)	$132,200	32.0	$119,910	34.4

Net sales	$413,470		$348,426

	Nine Months Ended		Nine Months Ended
(unaudited)	09/24/22	Pct.**	09/25/21	Pct.**
Gross profit (GAAP)	$406,676	33.0	$331,499	35.0
Pretax acquisition-related transaction and other costs [2]	4,351	0.4	3,066	0.3
Adjusted gross profit (Non-GAAP)	$411,027	33.3	$334,565	35.3

Net sales	$1,232,468		$947,073

Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	09/24/22	Pct.**	09/25/21	Pct.**
SG&A expenses (GAAP)	$89,814	21.7	$72,663	20.9
Pretax acquisition-related intangible assets amortization [1]	(2,993)	(0.7)	(1,213)	(0.3)
Pretax acquisition-related transaction and other costs [2]	(4,562)	(1.1)	(1,045)	(0.3)
Adjusted SG&A expenses (Non-GAAP)	$82,259	19.9	$70,405	20.2

Net sales	$413,470		$348,426

	Nine Months Ended		Nine Months Ended
(unaudited)	09/24/22	Pct.**	09/25/21	Pct.**
SG&A expenses (GAAP)	$268,400	21.8	$205,049	21.7
Pretax acquisition-related intangible assets amortization [1]	(8,988)	(0.7)	(2,815)	(0.3)
Pretax acquisition-related transaction and other costs [2]	(5,186)	(0.4)	(5,109)	(0.5)
Adjusted SG&A expenses (Non-GAAP)	$254,226	20.6	$197,125	20.8

Net sales	$1,232,468		$947,073

* *Percentage of sales. Data may not add due to rounding.

[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $3.0 million pretax (or $2.2 million after tax) during the three months ended September 24, 2022 and $9.0 million pretax (or $6.8 million after tax) during the nine months ended September 24, 2022 and were included in selling, general and administrative expenses. Such costs were $1.2 million pretax (or $0.9 million after tax) during the three months ended September 25, 2021 and $2.8 million pretax (or $2.1 million after tax) during the nine months ended September 25, 2021 and were included in selling, general and administrative expenses.

[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, inventory fair value adjustments and facility consolidation and start-up expenses. During the three and nine months ended September 24, 2022, we incurred charges included in cost of goods sold for integration costs, other facility consolidation expenses and inventory fair value adjustments of $0.3 million pretax (or $0.2 million after tax) and $4.4 million pretax (or $3.3 million after tax), respectively. During the three

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

and nine months ended September 24, 2022, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions, adjustments to contingent consideration obligations, and facility consolidation and start-up expenses of $4.6 million pretax (or $3.9 million after tax) and $5.2 million pretax (or $4.4 million after tax), respectively.

During the three and nine months ended September 25, 2021, we incurred charges included in cost of goods sold for integration costs, severance, other facility consolidation expenses, inventory fair value adjustments and inventory transfer costs of $3.1 million pretax (or $2.3 million after tax) and $3.1 million pretax (or $2.4 million after tax), respectively. During the three and nine months ended September 25, 2021, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions of $1.0 million pretax (or $1.2 million after tax) and $5.1 million pretax (or $4.3 million after tax), respectively.

[3] – Tax adjustments represent the aggregate tax effect of all non-GAAP adjustments reflected in the table above, and totaled $(1.5) million and $(3.9) million during the three and nine months ended September 24, 2022, respectively, and $(0.9) million and $(2.2) million during the three and nine months ended September 25, 2021, respectively. Such items are estimated by applying our statutory tax rate to the pretax amount, or an actual tax amount for discrete items.